Exhibit 10.19

FINAL	Confidential

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”) is entered into on November 15, 2021 (the “Effective Date”) between:

Genelux Corporation, a Delaware corporation with its principal place of business at 2625 Townsgate Road, Westlake Village, CA 91361 (“Licensor”), and

ELIAS Animal Health, LLC, a Delaware limited liability company with its principal place of business at 10900 Clay Blair Blvd Suite 700, Olathe, KS 66061 (“Licensee”).

Licensor and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Licensor has developed certain proprietary oncolytic virus that may be useful for the treatment of cancer in animals;

WHEREAS, Licensee is engaged in the development of therapeutic products for animal health;

WHEREAS, Licensor wishes to grant to Licensee, and Licensee desires to obtain, a license to develop and commercialize such oncolytic virus for veterinary use, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Article 1.

1.1 “Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under the common control”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether by the ownership of more than fifty percent (50%) of the voting stocking of such Person, by contract or otherwise; provided however that Licensor and Licensee are not Affiliate of each other for the purpose of this Agreement.

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1.2 “Change of Control” means, with respect to a Party, (a) a merger, reorganization, consolidation or other transaction involving such Party and any entity that is not an Affiliate of such Party as of the Effective Date, which results in the voting securities of such Party outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation or other transaction, or (b) any entity that is not an Affiliate of such Party as of the Effective Date becoming the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party or otherwise acquiring the power (whether through ownership interest, contractual right or otherwise) to direct or cause the direction of the management or policies of such Party.

1.3 “Commercially Reasonable Efforts” means those efforts consistent with the exercise of prudent scientific and business judgment in an active and ongoing program as applied by a Party to the development and commercialization of its own products at a similar stage of development and with similar market potential. Commercially Reasonable Efforts requires that a Party, at a minimum, assign responsibility for such obligations to qualified employees, set annual goals and objectives for carrying out such obligations, and allocate resources designed to meet such goals and objectives.

1.4 “Confidential Information” means, with respect to a Party, all information that is disclosed by or on behalf of such Party or its Affiliate to the other Party or its Affiliate under this Agreement, whether in oral, written, graphic, or electronic form.

1.5 “Control” or “Controlled” means, with respect to any material, information, or intellectual property right, that Licensor (or any of its Affiliate, but excluding Third Party that becomes an Affiliate of Licensor after the Effective Date as a result of a Change of Control of Licensor) owns or has a license to such material, information, or intellectual property right and, in each case, has the ability to grant to Licensee access, a license, or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other arrangement with any Third Party; provided however that if such material, information, or intellectual property right is in-licensed or acquired by Licensor from a Third Party after the Effective Date, then Licensor’s Control of such material, information, or intellectual property right shall be subject to Licensee’s agreement to (a) comply with the applicable terms and conditions of the agreement under which Licensor in-licensed or acquired such material, information, or intellectual property right; and (b) pay all amounts that Licensor would be obligated to pay in connection with the grant, maintenance or exercise of a sublicense to Licensee under such material, information, or intellectual property right.

1.6 “FDA-CVM” means U.S. Food and Drug Administration, Center for Veterinary Medicine, or its successor agency.

1.7 “Field” means the diagnosis, prevention and treatment of cancer in non-human animals.

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1.8 “First Commercial Sale” means, with respect to any Product in any country or jurisdiction, the first sale of such Product to a Third Party for distribution, use or consumption in such country or jurisdiction after all Regulatory Approvals (including MAA approval) have been obtained for such Product in such country or jurisdiction.

1.9 “Generic Product” means, with respect to a Product in a country, any veterinary product that (a) contains the same active ingredient as such Product in the same formulation, dosage form and mode of administration; (b) has obtained Regulatory Approval in such country on an expedited or abbreviated basis in a manner that relied on or incorporated data submitted by Licensee, its Affiliates, or sublicensees to obtain Regulatory Approval for the Product, such as Abbreviated New Animal Drug Application (“ANADA”); and (c) is sold in such country by a Third Party that is not a sublicensee of Licensee or its Affiliates and did not purchase such product in a chain of distribution that included any of Licensee or its Affiliates or sublicensees.

1.10 “Indication” means, with respect to a particular drug product, any disease, disorder or medical condition for which such drug product can be used to diagnose, prevent or treat. In respect of cancer, different [***] (e.g. [***]) shall be treated as different Indication, and different [***] for which [***] shall also be considered separate Indications for this Agreement. For the purpose of this Agreement, the approval of a drug product for use to treat different [***] shall be considered approval for separate Indications.

1.11 “Invention” means any data, results, discovery, finding, process, improvement, method, composition of matter, article of manufacture, patentable or otherwise, that is invented, reduced to practice, or otherwise generated by either Party exercising its rights or carrying out its obligations under this Agreement, whether directly or via its Affiliates, agents, contractors or sublicensees, including all rights, title and interest in and to the intellectual property rights therein.

1.12 “Know-How” means any proprietary information, including discoveries, improvements, modifications, processes, methods, protocols, formulas, data, inventions, know- how and trade secrets, patentable or otherwise.

1.13 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.14 “Licensed Know-How” means all Know-How that (a) is Controlled by Licensor as of the Effective Date or at any time during the Term; and (b) is necessary or reasonably useful for the use of the Licensed Virus in the Field.

1.15 “Licensed Patents” means all Patent Rights that (a) are Controlled by Licensor as of the Effective Date or at any time during the Term; and (b) claim the Licensed Virus (including composition of matter, method of make and use in the Field). Licensed Patents existing as of the Effective Date are set forth in Exhibit A.

1.16 “Licensed Technology” means the Licensed Patents and Licensed Know-How.

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1.17 “Licensed Virus” means the oncolytic virus known as V-VET1, as described in more detail in Exhibit B.

1.18 “Licensee Product IP” means the data, results, Know-How and Patent Rights that are developed, used or applied by Licensee, its Affiliates or sublicensees in the Development, manufacture or Commercialization of the Product.

1.19 “MAA” or “Marketing Authorization Application” means an application to the appropriate Regulatory Authority for full approval to commercially sell a Product (but excluding pricing approval) in the Field in a particular jurisdiction and all amendments and supplements thereto, including any New Animal Drug Application (“NADA”) filed with the FDA-CVM and application for Veterinary Biologics Product License filed with the USDA-CVB in the U.S.

1.20 “Manufacturing Cost” means, with respect to the Licensed Virus or Product supplied by Licensor to Licensee hereunder:

(a) if the Licensed Virus or Product is manufactured by Licensor’s Third Party contract manufacturer, (i) Licensor’ actual Third Party cost of the manufacture and supply of such Licensed Virus, plus (ii) the cost (including internal cost) incurred by Licensor in connection therewith, including for manufacturing oversight, quality assurance and supply management related thereto; and

(b) if the Licensed Virus or Product is manufactured by Licensor itself or its Affiliate, the actual, fully-burdened cost for the manufacture and supply of such Licensed Virus or Product, which shall include two components: (i) all third party costs, including the actual cost of procuring raw materials and vendor services, plus (ii) conversion costs, which shall include direct labor and benefits, and the proportionate share of indirect manufacturing costs, such costs to be determined in accordance with U.S. Generally Accepted Accounting Principles; provided however, if manufacturing is moved outside of Licensor’s current facility, the conversion cost will reflect any changes in the proportionate share of indirect manufacturing costs with respect to the new facility.

1.21 “Net Sales” means the gross amount invoiced by Licensee, its Affiliates or sublicensees for sale of the Product less the following deductions to the extent (i) reasonable and customary in the veterinary industry and (ii) actually incurred or allowed with respect to such sale and not otherwise recovered or reimbursed to the selling party: (a) trade, cash and quantity discounts or rebates; (b) credits or allowances for damaged or returned product, including recalls; (c) freight, insurance and other transportation costs directly related to the delivery of the Product; and (d) taxes (including sales tax and VAT, but not income taxes), tariff, duty or governmental charge levied on the sales of the Product.

Net Sales shall be calculated in accordance with U.S. Generally Accepted Accounting Principles consistently applied. For clarity, if a single item falls into more than one of the categories set forth in clauses (a) to (d) above, such item may not be deducted more than once. Sales among Licensee, its Affiliates and sublicensees for subsequent resale shall be disregarded for the purpose of calculating Net Sales.

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With respect to any sale of any Product in a given country for less than fair market value or for any substantive consideration other than monetary consideration on arm’s length terms (which has the effect of reducing the invoiced amount below what it would have been in the absence of such non-monetary consideration), for purposes of calculating the Net Sales under this Agreement, such Product shall be deemed to be sold exclusively for cash at the average Net Sales price charged to Third Parties for cash sales in such country during the applicable reporting period (or if there were only de minimis cash sales in such country, at the fair market value as determined in good faith based on pricing in comparable markets).

1.22 “Patent Rights” means all patents and patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including all divisionals, continuations, substitutions, continuations-in- part, re-examinations, reissues, additions, renewals, revalidations, extensions, registrations, pediatric exclusivity periods and supplemental protection certificates and the like of any such patents and patent applications, and any and all foreign equivalents of the foregoing.

1.23 “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

1.24 “Product” means any and all veterinary products that contain a Licensed Virus as an active ingredient, either alone or in combination of other active ingredient (provided that such other active ingredient cannot be proprietary to Licensor but is not a Licensed Virus), in any formulation, dosage form or mode of administration.

1.25 “Regulatory Approval” means all approvals from governmental authorities that are necessary for the commercial sale of the Product in a given country or regulatory jurisdiction.

1.26 “Regulatory Authority” means any applicable government authority responsible for granting Regulatory Approvals for the Product, including the FDA-CVM and USDA-CVB in the U.S. and any corresponding foreign authorities.

1.27 “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights (other than Patent Rights) conferred by any Regulatory Authority with respect to the Product in a given country or regulatory jurisdiction.

1.28 “Regulatory Materials” means any regulatory application, submission, notification, communication, correspondence, registration and other filings made to, received from or otherwise conducted with a Regulatory Authority in order to develop, manufacture, market, sell or otherwise commercialize the Product in a particular country or jurisdiction.

1.29 “Territory” means worldwide.

1.30 “Therapeutic Virus(es)” means virus-based cancer therapeutics, whether a virus (replicating-competent, -non-competent, or conditional replicating) by itself, or in mixture with, attached to or inside others (e.g., other virus, prokaryotic or eukaryotic cell, immune cell, microorganism, protein/peptide, nucleic acid, nanoparticle, chemotherapeutic agent, diagnostic agent, or other organic or inorganic materials). Exemplary virus-based therapeutics include oncolytic viruses (e.g., replication-competent viruses selected or engineered to preferentially infect and kill cancer cells, such as Olvi-Vec), vaccines and gene therapy products.

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1.31 “Third Party” means any person or entity other than Licensor or Licensee or an Affiliate of either of them.

1.32 “United States” or “U.S.” means the United States of America and its territories and possessions.

1.33 “USDA-CVB” means U.S. Department of Agriculture, Center for Veterinary Biologics, or its successor agency.

1.34 “Valid Claim” means a claim contained in a pending patent application or an issued and unexpired patent in each case that has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise.

1.35 Interpretations. In this Agreement, unless otherwise specified:

(a) “includes” and “including” shall mean respectively includes and including without limitation;

(b) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(c) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear; and

(d) the Exhibits and other attachments form part of the operative provision of this Agreement and references to this Agreement shall include references to the Exhibits and attachments.

ARTICLE 2

LICENSE

2.1 License Grant to Licensee. Subject to the terms of this Agreement, Licensor hereby grants Licensee an exclusive, and royalty bearing license under the Licensed Technology to research, develop, use, sell, offer for sale, have sold, import and otherwise commercialize the Product in the Field in the Territory (for clarity, such license does not include the right for Licensee to manufacture the Licensed Virus or Product, but, subject to Licensor’s approval, Licensee may have the right to have a mutually agreed Third Party manufacture the Licensed Virus and Product for Licensee in accordance with Section 3.7(e)).

2.2 Sublicenses. Subject to the terms of this Agreement, Licensee shall have the right to grant sublicenses (through multiple tiers) to its Affiliates, subcontractors and other Third Parties under its license in Section 2.1, provided that [***] and Licensee shall remain primarily responsible for the performance of the obligations hereunder by each of its sublicensees. Except for sublicenses granted to Affiliates and subcontractors, Licensee shall promptly notify Licensor of the grant of any sublicense under this Agreement.

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2.3 License Grant to Licensor. Subject to the terms of this Agreement, Licensee hereby grants Licensor an exclusive, worldwide, fully paid, royalty-free, sublicensable, perpetual and irrevocable license under Licensee Product IP to research, develop, make, have made, use, sell, offer for sale, have sold, import and otherwise commercialize Therapeutic Viruses outside the Field.

2.4 Retained Rights. Notwithstanding the exclusive license granted to the other Party under this Agreement, each Party retains the right to practice its Licensed Technology or Licensee Product IP (as applicable) in order to fulfil its obligations under this Agreement. For clarity, each Party retains the exclusive right to practice, license and otherwise exploit its Licensed Technology or Licensee Product IP (as applicable) outside the scope of the license granted to the other Party under this Agreement. Licensor also retains the exclusive right to make and have made the Licensed Virus.

2.5 No Implied License; Negative Covenant. Except as set forth herein, neither Party shall acquire any license, right or other interest, by implication or otherwise, under any intellectual property rights of the other Party. Licensee covenants that it will not, and it will not permit any of its sublicensees to, use or practice any Licensed Technology outside the Field. Licensor covenants that it will not, and it will not permit any of its sublicensees to, use or practice any Licensee Product IP in the Field.

ARTICLE 3

DEVELOPMENT AND COMMERCIALZATION

3.1 Overview. Subject to the terms and conditions of this Agreement, Licensee shall be solely responsible, either by itself or through its sublicensees, for the research, development, and commercialization of the Product in the Field in the Territory.

3.2 Diligence. Licensee shall use Commercially Reasonable Efforts to research, develop, commercialize the Product in the Field in the Territory. Moreover, Licensee will use best efforts to obtain an MAA approval after receiving a conditional approval to commercially sell a Product in the Field in a particular jurisdiction.

3.3 Costs. Licensee shall be solely responsible for all costs and expenses incurred in connection with the research, development and commercialization of the Product in the Field in the Territory.

3.4 Technology Transfer. Within [***] days after Licensor’s receipt of the upfront payment under Section 4.1, the Parties shall agree on a technology transfer plan for the transfer of Licensed Know-How to enable Licensee to initiate the development of the Product in the Field (the “Technology Transfer Plan”). Pursuant to such mutually agreed Technology Plan, Licensor shall transfer Licensed Know-How to Licensee, and Licensee shall cooperate with Licensor to facilitate the receipt of such transfer of Licensed Know-How. In connection with such technology transfer, Licensor shall also provide Licensee with reasonable technical assistance to help Licensee

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to understand and use such Licensed Know-How in connection with the development of the Product, including reasonable access to Licensor’s technical personnel involved in the research and development of the Licensed Virus. Licensee shall reimburse Licensor for both out-of-pocket cost and internal cost incurred by Licensor to provide such technical assistance. For clarity, the technology transfer provided under this Section 3.4 shall not include the manufacture of the Licensed Virus or Product.

3.5 Development.

(a) Licensee shall be solely responsible for the development of the Product in the Field in the Territory, at Licensee’s own cost and expense, including performance of all studies and clinical trials in the Territory necessary to obtain Regulatory Approval for the Product in the Field in the Territory. For clarity, clinical trials of the Product under this Agreement are animal clinical trials, and no Product may be used in humans.

(b) All development of the Product under this Agreement shall be conducted pursuant to a comprehensive written development plan which sets forth the timeline and details of all material development work to be conducted by or on behalf of Licensee or its Affiliates or sublicensees in order to obtain Regulatory Approval of the Product in the Field in the Territory (the “Development Plan”). Within [***] days after Licensor’s receipt of the upfront payment under Section 4.1, the Parties shall agree on the initial Development Plan. Thereafter, from time to time, Licensee shall prepare updates and amendments to the Development Plan and shall submit the updates and amendments to Licensor for review and discussion before adopting such updates and amendments.

(c) Licensee shall provide Licensor with copies of all data and results generated by Licensee, its Affiliates and sublicensee from the development of the Product. Licensor shall have the right to use such data and results for the purpose of developing Therapeutic Viruses outside the Field.

3.6 Regulatory.

(a) Licensee shall be responsible for all regulatory activities related to the development and commercialization of the Product in the Field in the Territory, at Licensee’s own cost and expense. Licensee shall prepare and file all Regulatory Materials necessary to obtain and maintain the Regulatory Approval of the Product in the Field in the Territory and shall be responsible for all communication and interaction with Regulatory Authorities with respect thereto.

(b) At Licensee’s request and expense, Licensor shall provide Licensee with reasonable assistance in connection with the regulatory activities for the Product in the Field in the Territory. Licensor shall provide Licensee access to all material preclinical and clinical data, results, communications and other information Controlled by Licensor and relating to or resulting from any of Licensor’s clinical trials or regulatory filings relating to the Licensed Virus in the Field (the “Licensor Data”) for use by Licensee in obtaining Regulatory Approval for the Product in the Field in the Territory, and Licensee shall have a right of access, a right of reference and a right to use and incorporate all such Licensor Data for purposes of obtaining Regulatory Approval of the Product in the Field in the Territory.

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(c) Licensee shall provide Licensor with drafts of all Regulatory Materials relating to the Product a reasonable time prior to submission for review and comment, and shall consider and implement in good faith any comments received from Licensor. Without limiting the foregoing, upon Licensor’s request, Licensee shall remove from such Regulatory Materials any information that Licensor reasonably believes would materially and adversely affect the development or commercialization of any Therapeutic Virus outside the Field, to the extent allowed by applicable laws and regulations. In addition, Licensee shall provide Licensor with copies of any Regulatory Materials relating to the Product submitted to or received from any Regulatory Authority in the Territory within ten (10) days after submission or receipt, and shall notify Licensor of any other material communication relating to the Product with any Regulatory Authority in the Territory within ten (10) days after such communication.

(d) If any Regulatory Exclusivity is available for any Product in any country or jurisdiction, Licensee shall, at its own cost and expense, use Commercially Reasonable Efforts to seek and maintain such Regulatory Exclusivity protection for such Product. If Licensee does not seek or maintain such Regulatory Exclusivity protection, then Licensor shall have the right (but not the obligation) to do so at Licensor’s own cost and expense; provided that if Licensor successfully obtains such Regulatory Exclusivity protection, Licensee shall reimburse Licensor for all cost and expense incurred.

(e) Licensee shall keep Licensor informed with respect to any adverse event or safety issues relating to the development or commercialization of the Product in the Field in the Territory. The Parties may enter into a pharmacovigilance agreement setting forth the procedures for the reporting of adverse event or safety issues of the Product in order for the Parties to comply with its reporting obligations under applicable Laws.

(f) Each Party shall notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that the Product may be subject to any recall, corrective action or other regulatory action by any Regulatory Authority (a “Remedial Action”). The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Licensee shall be responsible for all Remedial Actions for the Product in the Field in the Territory, including the decision to commence such Remedial Action, and shall bear all cost and expense thereof. Licensee shall, and shall ensure that its Affiliates and sublicensees will, maintain adequate records to permit Licensee to trace the distribution, sale and use of the Product in the Field in the Territory.

3.7 Manufacture and Supply.

(a) Subject to Section 3.7(e) below, Licensor shall, either by itself or through its Affiliates or Third Party contract manufacturers, manufacture and supply to Licensee, and Licensee shall purchase from Licensor, all of Licensee’s and its Affiliates’ and sublicensees’ requirements of the Licensed Virus and Product for development and commercialization use in the Field in the Territory.

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(b) Licensee shall pay for the Licensed Virus and Product supplied by Licensor at a price equal to (i) [***] for Licensed Virus and Product supplied [***]; and (ii) [***], for Licensed Virus and Product supplied [***]. Licensor shall use Commercially Reasonable Efforts to [***] the Licensed Virus and Product. This price does not include any sales, use, excise, value added, transfer or other taxes or duties levied or assessed by any governmental authority on the transfer and sale of the Licensed Virus and Product to Licensee, all of which shall be borne and paid by Licensee. Licensor shall deliver the Licensed Virus to Licensee EXW (Incoterms 2020) at Licensor’s (or its Affiliate’s or contract manufacturer’s) facility, and shall invoice Licensee for the Licensed Virus and Product upon such delivery. Licensee shall pay the amount invoiced within [***] days after the receipt of the invoice, and shall be responsible for arranging shipping, insurance, export and import clearance, all at Licensee’s own cost and expense.

(c) The Parties may negotiate and enter into one or more supply agreements and related quality agreements for the manufacture and supply of the Licensed Virus and Product by Licensor to Licensee, which agreements shall be consistent with the terms and conditions of this Agreement, and shall include mutually agreed and customary terms for such agreements, such as detailed mechanism for forecast and ordering.

(d) To the extent the manufacture of the Licensed Virus or Product requires Licensor to source raw materials from Third Party supplier or if the Licensed Virus or Product is to be manufactured by Licensor’s contract manufacturer, then Licensor’s obligation to supply the Licensed Virus and Product to Licensee shall be subject to Licensor’s right to source such raw materials or the Licensed Virus or Product from its supplier or contract manufacturer, and the supply agreement between Licensor and Licensee shall be consistent with the supply agreement between Licensor and its supplier or contract manufacturer.

(e) After Licensee has obtained the first MAA approval of a Product in the U.S. by FDA-CVM or USDA-CVB, Licensee may request to have a mutually agreed FDA-CVM or USDA-CVB, as applicable, licensed facility manufacture the Licensed Virus and Product for Licensee. If Licensor approves such request, the Parties shall jointly select a mutually agreed licensed facility, and Licensor shall conduct a manufacturing technology transfer to enable such licensed facility to manufacture the Licensed Virus and Product. Such request shall not be unreasonably denied. Licensee shall bear all costs and expenses (including both internal and out- of-pocket) incurred by Licensor pursuant to a mutually agreed budget to provide such manufacturing technology transfer, which shall be subject to terms and conditions (including confidentiality) that protects Licensor’s rights in the manufacturing technology.

3.8 Commercialization. Licensee (either by itself or through its Affiliates and sublicensees) shall be responsible for all aspects of the commercialization of the Product in the Field in the Territory, at Licensee’s own cost and expense, including: (a) developing and executing a commercial launch and pre-launch plan, (b) marketing and promotion; (c) booking sales and distribution and performance of related services; (d) handling all aspects of order processing, invoicing and collection, inventory and receivables; (e) providing customer support and related functions; and (g) conforming its practices and procedures to applicable Laws relating to the marketing and promotion of the Product in the Field in the Territory.

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3.9 Reports. Licensee shall keep Licensor reasonably informed on the development and commercialization of the Product in the Field. Within thirty (30) days after the end of each calendar quarter (before the First Commercial Sale of the Product) and each calendar year (after the First Commercial Sale of the Product), Licensee shall provide Licensor with a written report summarizing its development and commercialization activities in such calendar year and its plan for the next calendar year. Upon Licensor’s reasonable request, Licensee shall discuss with Licensor the status, progress, results and plan of its development and commercialization activities.

ARTICLE 4

PAYMENTS

4.1 Upfront Payment. Licensee shall pay to Licensor a one-time, non-refundable upfront payment of sixty thousand dollars ($60,000.00) within sixty (60) days after the Effective Date.

4.2 License Maintenance Fee. Licensee shall pay to Licensor annual license maintenance fee of [***] within [***] after each anniversary of the Effective Date. For clarity, the annual license may not be credited against any other payment under this Agreement.

4.3 Development Milestone Payments.

(a) Milestone Events. Subject to the remainder of this Section 4.3, Licensee shall pay to Licensor the following non-refundable development milestone payments set forth in the table below upon the achievement of the corresponding milestone event:

Development Milestone Event	Milestone Payment
1) [***]	[	***]
2) [***]	[	***]
3) [***]	[	***]

(b) Milestone Conditions.

(i) Each development milestone payment set forth above shall be due and payable irrespective of whether such milestone event is achieved by Licensee, its Affiliates or sublicensee.

(ii) Milestone [***] shall be due and payable [***].

(iii) Milestone [***] shall be due and payable [***].

(c) Notice and Payment. Licensee shall notify Licensor in writing and pay to Licensor the corresponding milestone payment within [***] after the first achievement of any milestone set forth in the table above.

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4.4 Sales Milestone Payments.

(a) Milestone Events. Subject to the remainder of this Section 4.4, Licensee shall pay to Licensor the following one-time, non-refundable sales milestone payments set forth in the table below when the aggregated annual Net Sales of the Product sold in the Territory in a calendar year first reach the corresponding threshold value indicated below.

Annual Net Sale of the Product in the Territory		Milestone Payment
1. Equal or exceed	[***]	[	***]
2. Equal or exceed	[***]	[	***]
Total		[	***]

(b) Milestone Conditions. Each sales milestone payment set forth above shall be due and payable only once, regardless of how many times such milestone event is achieved. For clarity, the milestone payments in this Section 4.4 shall be additive, such that if more than one sales milestone specified above is achieved in the same calendar year, then the milestone payments for all such milestones shall be payable. The aggregate milestone payments under this Section 4.4 shall not exceed [***].

(c) Notice and Payment. As part of the royalty report in Section 4.5, Licensee shall provide written notice to Licensor if the aggregated annual Net Sales of the Product in the Territory first reach any threshold value set forth in Section 4.5(a) above during the time period to which such report pertains. Licensee shall pay to Licensor the corresponding milestone payment concurrently with the delivery of the royalty report.

4.5 Royalty Payments.

(a) Royalty Rate. Subject to the remainder of this Section 4.5, Licensee shall make quarterly non-refundable royalty payments to Licensor on the Net Sales of the Product sold in the Territory, as calculated by multiplying the applicable royalty rate set forth in the table below by the corresponding amount of incremental, aggregated annual Net Sales of the Product sold in the Territory in the applicable calendar year.

For that portion of annual Net Sale of the Product in the Territory		Royalty Rate
1 less than or equal to	[***]	[***]
2) greater than	[***]	[***]

(b) Royalty Term. Licensee’s obligation to pay royalties pursuant to this Section 4.5 shall continue, on a country-by-country basis, until the latest of: (i) tenth (10th) anniversary of the First Commercial Sale of such Product in such country; (ii) the expiration of the last-to-expire Valid Claim in the Licensed Patents in such country that covers such Product (including the composition of matter, manufacture or use of such Product or any component therein); and (iii) the expiration of all Regulatory Exclusivity for such Product in such country (the “Royalty Term”).

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(c) Royalty Reductions.

(i) If a Product is sold in a country in the Territory during the applicable Royalty Term at a time when (A) there is no Valid Claim in the Licensed Patents that covers such Product (including the composition of matter, manufacture or use of such Product or any component therein) in such country, or there is such a Valid Claim but Licensor declines to enforce (and does not give consent for Licensee to enforce) such Valid Claim against a Field Infringement that involves the sale of an infringing oncolytic virus product in the Field in such country; and (B) all Regulatory Exclusivity for such Product in such country has expired, then the royalty rate applicable to the Net Sales of such Product in such country during such time shall be reduced by [***] otherwise applicable to all Net Sales for such Product in the Territory under Section 4.5.

(ii) If a Product is sold in a country in the Territory during the applicable Royalty Term at a time when a Generic Product is being sold in such country, then for any calendar quarter during which the Net Sales of such Product in such country are less than [***] of the Net Sales of such Product in such country in the calendar quarter immediately before the launch of the Generic Product in such country, then the royalty rate applicable to the Net Sales of such Product in such country during such calendar quarter shall be reduced to [***] of the average royalty rate otherwise applicable to all Net Sales for such Product in the Territory under Section 4.5.

(iii) If it is necessary for Licensee to obtain a license from a Third Party to any Patent Right owned by such Third Party that claim the Licensed Virus in order to sell the Product in a country in the Territory and Licensee obtains such a license, Licensee shall have the right to deduct, from the royalty payment that would otherwise have been due pursuant to this Section 4.5 with respect to Net Sales of such Product in such country in a particular calendar quarter, [***] of the royalties paid by Licensee to such Third Party pursuant to such license on account of the sale of such Product in such country during such calendar quarter.

(iv) Notwithstanding the foregoing, in no event shall the operation of Section 4.5(i) or (ii) or (iii), individually or in combination, reduce the royalties paid to Licensor with respect to the Net Sales of any Product in any country in the Territory in any calendar quarter to [***] of the amount that would otherwise have been due pursuant to Section 4.5(a) with respect to such Net Sales.

(d) Report and Payment. Within [***] days after each calendar quarter, commencing with the calendar quarter during which any Net Sales of the Product are made anywhere in the Territory, Licensee shall provide Licensor with a report that contains the following information for the applicable calendar quarter, on a country-by-country basis: (i) the amount of gross sales of the Product, (ii) an itemized calculation of Net Sales in the Territory showing separately each type of deduction provided for in the definition of “Net Sales,” (iii) a calculation of the royalty payment due on such sales, including the application of any reduction made in accordance with Section 4.5(c), (iv) the exchange rate for such country; and (v) the aggregate annual Net Sales and whether any commercial milestone has been achieved. Concurrent with the delivery of the applicable quarterly report, Licensee shall pay Licensor in Dollars all royalties owed with respect to Net Sales for such calendar quarter.

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4.6 Currency; Exchange Rate. All payments to be made under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to a bank account designated by written notice from the Party receiving the payment. The rate of exchange to be used in computing the amount of currency equivalent in Dollars shall be made at the average of the closing exchange rates reported in The Wall Street Journal (U.S., Eastern Edition) for the first, middle and last business days of the applicable reporting period for the payment due.

4.7 Late Payments. If Licensor does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due from the due date until the date of payment at a per-annum rate of prime (as reported in The Wall Street Journal (U.S., Eastern Edition)) plus [***] or [***], whichever is less.

4.8 Taxes.

(a) Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement. For clarity, all payment amounts in this Article 4 are on a pre-tax basis.

(b) Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made under this Agreement. To the extent Licensee is required to deduct and withhold taxes on any payment to Licensor, Licensee shall deduct those taxes from the remittable payment, pay the taxes to the proper tax authority in a timely manner, and promptly send proof of payment to Licensor. Licensor shall provide Licensee any tax forms that may be reasonably necessary in order for Licensee to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Licensor shall use reasonable efforts to provide any such tax forms to Licensee in advance of the due date. At the request and expense of Licensor, Licensee shall provide reasonable assistance to enable the recovery, to the extent permitted by Law, of withholding taxes or similar obligations resulting from payments made under this Agreement.

4.9 Financial Records and Audit of Licensee. Licensee shall maintain complete and accurate records in sufficient detail to permit Licensor to confirm the accuracy of Net Sales reported by Licensee and the achievement of sales milestones under this Agreement. Upon at least [***] days prior notice, such records shall be open for examination, during regular business hours, for a period of [***] from the creation of individual records, and not more often than once each calendar year, by an independent certified public accountant selected by Licensor and reasonably acceptable to Licensee, for the sole purpose of verifying for Licensor the accuracy of the financial reports provided by Licensee under this Agreement. Licensor shall bear the cost of such audit unless such audit reveals an underpayment by Licensee of more [***] of the amount actually due for the time period being audited, in which case Licensee shall reimburse Licensor for the costs of such audit. Licensee shall pay to Licensor any underpayment discovered by such audit within [***] days after the accountant’s report, plus interest (as set forth in Section 4.7) from the original due date. If the audit reveals an overpayment by Licensee, then Licensee may take a credit for such overpayment against any future payments due to Licensor (if there will be no future payment due, then Licensor shall promptly refund such amount to Licensee).

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4.10 Financial Records and Audit of Licensor. Licensor shall maintain complete and accurate records in sufficient detail to permit Licensee to confirm the accuracy of Manufacturing Cost reported by Licensor. Upon at least [***] days prior notice, such records shall be open for examination, during regular business hours, for a period of [***] from the creation of individual records, and not more often than once each calendar year, by an independent certified public accountant selected by Licensee and reasonably acceptable to Licensor, for the sole purpose of verifying for Licensee the accuracy of the Manufacturing Costs of the Product supplied by Licensor to Licensee under this Agreement. Licensee shall bear the cost of such audit unless such audit reveals an overcharge by Licensor [***] of the amount actually due for the time period being audited, in which case Licensor shall reimburse Licensee for the costs of such audit. Licensor shall refund to Licensee any overcharge discovered by such audit within [***] days after the accountant’s report, plus interest (as set forth in Section 4.7) from the original due date. If the audit reveals an undercharge by Licensor, then Licensee shall pay to Licensor the amount of such undercharge within [***] days after the accountant’s report.

ARTICLE 5

INTELLECTUAL PROPERTY MATTERS

5.1 Inventions. Ownership of all Inventions shall follow inventorship as determined in accordance with U.S. patent laws. Each Party shall solely own all Inventions invented or developed solely by or on behalf of such Party, including its and its Affiliate’s employees, contractors and/or agents. The Parties shall jointly own all Inventions invented or developed jointly by both Parties. Except to the extent restricted by the licenses and other rights granted to other Party under this Agreement or any other agreement between the Parties, each Party, as joint owners, shall be entitled to practice, license, assign and otherwise exploit its interest in the jointly owned Inventions without the duty of accounting or seeking consent from the other Party.

5.2 Patent Prosecution.

(a) As between the Parties, Licensor shall have (i) the first right (but not the obligation) to file, prosecute and maintain all Licensed Patents, and (ii) the sole right (but not the obligation) to file, prosecute and maintain all other Licensed Patents, in each case of (i) and (ii), at Licensor’s own cost and expense. Licensor shall promptly notify Licensee if it no longer intends or is able to file, prosecute and maintain any Licensed Patent that claims only the Licensed Virus in any country, in which case, Licensee shall have the right (but not the obligation) to assume the prosecution and maintenance of the affected Licensed Patent in such country, at Licensee’s own cost and expense. If the Licensed Patent that Licensor no longer intends or is able to file, prosecute and maintain claims both the Licensed Virus and other subject matter, upon Licensee’s request and to the extent feasible and not negatively affect such Licensed Patent, Licensor shall file a divisional application that claims only the Licensed Virus and allow Licensee to assume the prosecution and maintenance of such divisional application at Licensee’s own cost and expense. Licensee’s assumption of the prosecution or maintenance of such Licensed Patent shall not require Licensor to assign any such Licensed Patent to Licensee, and shall not change the Parties’ respective rights and obligations under this Agreement with respect to such Licensed Patent other than those expressly set forth in this Section 5.2(a).

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(b) Licensor shall consult with Licensee and keep Licensee reasonably informed of the status of the Licensed Patents that specifically claim the Licensed Virus and shall promptly provide Licensee with all material correspondence received from any patent authority in the US or EU in connection therewith. In addition, Licensor shall promptly provide Licensee with drafts of all proposed material filings and correspondence to any patent authority in the US or EU with respect to such Licensed Patents for Licensee’s review and comment prior to the submission of such proposed filings and correspondences.

(c) Licensee shall provide Licensor all reasonable assistance and cooperation in the patent prosecution efforts under this Section 5.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

5.3 Patent Enforcement.

(a) Licensee shall promptly notify Licensor if it becomes aware of any alleged or threatened infringement by a Third Party of any Licensed Patents that involves the development or commercialization of any oncolytic virus product in the Field in the Territory (the “Field Infringement”).

(b) As between the Parties, Licensor shall have (i) the first right (but not the obligation) to bring and control any legal action to enforce the Licensed Patents that claim only the Licensed Virus, and (ii) the sole right (but not the obligation) to bring and control any legal action to enforce other Licensed Patents, in each case of (i) and (ii) against any Field Infringement at its own expense and as it reasonably determines appropriate. Licensor shall notify Licensee if Licensor does not wish to bring legal action to enforce any Licensed Patent that claims only the Licensed Virus against Field Infringement, then, subject to Licensor’s prior written consent, Licensee shall have the right to bring and control legal action to enforce such Licensed Patent against such Field Infringement. If a Party brings such an enforcement action, then the other Party shall, at the request and expense of the enforcing Party, provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required. If Licensor gives consent for Licensee to enforce any Licensed Patent, Licensee shall not admit invalidity or unenforceability of the Licensed Patent or the take any action that would adversely affect the Licensed Patent or other Patent Rights in the same patent family.

(c) Any recoveries resulting from enforcement action under Section 5.3(b) relating to a Field Infringement shall be first applied against payment of each Party’s cost and expense in connection therewith. Any such recoveries in excess of such cost and expense shall be shared by the Parties equally.

(d) If the Field Infringement involves the sale of an infringing oncolytic virus product in the Field in the Territory, and Licensor declines to bring an enforcement action against such Field Infringement and does not give consent for Licensee to bring enforcement action against such Field Infringement, then Licensee may reduce royalty payment to Licensor as provided in Section 4.5(c)(i).

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(e) Licensor shall have the exclusive right to bring and control any legal action to enforce the Licensed Patents against any infringement other than Field Infringement, at its own expense and as it reasonably determines appropriate, and shall have the right to retain all recoveries resulting therefrom.

5.4 Defense of Licensed Patents. In the event that a Party receives notice of any claim alleging the invalidity or unenforceability of any Licensed Patent, such Party shall bring such claim to the attention of the other Party, including all relevant information related to such claim. The Parties, through the JSC, shall discuss such claim. Where such allegation is made in an opposition, reexamination, interference or other patent office proceeding or a declaratory judgement action, then the provisions of Section 5.2 shall apply; provided however that if Licensor wishes to bring an infringement claim to enforce the Licensed Patent, then the provisions of Section 5.3 shall apply. Where such allegation is made in a counterclaim to an enforcement action brought under Section 5.3, then the provisions of Section 5.3 shall apply. Licensee shall provide to Licensor all reasonable assistance in connection with the defense of the Licensed Patents, at Licensor’s request and expense.

5.5 Defense of Third-Party Claims. If a claim is brought by a Third Party alleging infringement of a Patent Right of such Third Party by the development, manufacture or commercialization of the Product in the Field, the Party first having notice of the claim or assertion shall promptly notify the other Party, the Parties shall agree on and enter into an “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute, and thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action. Each Party shall be entitled to represent itself in any litigation to which it is a party, at its own expense, unless otherwise agreed upon by the Parties or as otherwise set forth in this Agreement. Licensor agrees that [***] of the costs incurred by Licensee in defending an infringement suit based on the use of the Licensed Virus, and any damages paid by Licensee in connection with such suit, shall be deducted from future royalty payment obligations under this Agreement in accordance with Section 4.5(c)(iii) (and subject to Section 4.5(c)(iv)).

5.6 Trademarks. Licensee shall have the right to brand the Product sold in the Field in the Territory using Licensee related trademarks and other trademarks and trade names that Licensee determines appropriate for the Product, provided that Licensee may not select any trademark or trade name that is confusingly similar to any trademark or trade name of Licensor. Upon Licensor’s request, Licensee shall include Licensor’s name and logo on the promotional materials and product package of the Product to indicate that the Product is licensed from Licensor.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1 Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows:

(a) Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder.

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(b) Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c) No Conflict; Covenant. It is not a party to any agreement that would materially prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under the Agreement.

(d) Compliance with Law. It shall comply in all material aspects with all applicable Laws in the course of performing its obligations and exercising its rights under this Agreement. In no event shall either Party be obligated under the Agreement to take any action or omit to take any action that such Party believes, in good faith, would cause it to be in violation of any applicable Laws.

6.2 Additional Representations and Warranties of Licensor. Licensor represents, warrants, and covenants (as applicable) to Licensee that, as of the Effective Date:

(a) Licensor has the right under the Licensed Technology to grant the licenses to Licensee as purported to be granted pursuant to this Agreement,

(b) Licensor has not granted, and will not grant during the Term, any licensee or other right under the Licensed Technology that is inconsistent with the license granted to Licensee hereunder;

(c) Exhibit A includes all Patent Rights Controlled by Licensor as of the Effective Date that claim the Licensed Virus;

(d) Licensor has not received any written notice from any Third Party asserting or alleging that the development of any Licensed Technology or Licensed Virus(es) prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party; and

(e) there is no pending or, to Licensors’ knowledge, threatened in writing, adverse action, suit, proceeding, or claim against Licensor involving the Licensed Technology or Licensed Virus.

6.3 Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 6, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT,

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OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL SUCH REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. Licensee understands that the Licensed Technology and Licensed Virus are the subject of ongoing research and development and Licensor cannot assure that the Licensed Technology and Licensed Virus will be useful or any Product can be successfully developed and commercialized using the Licensed Technology and Licensed Virus.

ARTICLE 7

INDEMNIFICATION; LIMITATION OF LIABILITY

7.1 Indemnification by Licensor. Licensor hereby agrees to defend, hold harmless and indemnify Licensee and its agents, directors, officers and employees (the “Licensee Indemnitees”) from and against any and all liabilities, expenses and/or losses, including without limitation reasonable legal expenses and attorneys’ fees (collectively “Losses”) in each case resulting from Third Party suits, claims, actions and demands (each, a “Third Party Claim”) arising directly or indirectly out of (a) a breach of any of Licensor’s obligations under this Agreement, or (b) the negligence or willful misconduct of any Licensor Indemnitee. Licensor’s obligation to indemnify the Licensee Indemnitees pursuant to this Section 7.1 shall not apply to the extent that any such Losses arise from any activities set forth in Section 7.2(a), (b) or (c), for which Licensee is obligated to indemnify Licensor Indemnitees under Section 7.2.

7.2 Indemnification by Licensee. Licensee hereby agrees to defend, hold harmless and indemnify Licensor and its agents, directors, officers and employees (the “Licensor Indemnitees”) from and against any and all Losses resulting from Third Party Claims arising directly or indirectly out of (a) a breach of any of Licensee’s obligations under this Agreement; (b) the negligence or willful misconduct of Licensee Indemnitees; or (c) the research, development or commercialization of any Product by or on behalf of Licensee or its sublicensees. Licensee’s obligation to indemnify the Licensor Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such Losses arise from any activities set forth in Section 7.1(a) or (b), for which Licensor is obligated to indemnify Licensee Indemnitees under Section 7.1.

7.3 Procedure. The indemnified Party shall provide the indemnifying Party with prompt notice of the claim giving rise to the indemnification obligation pursuant to this Article 7 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that the indemnifying Party shall not enter into any settlement for damages other than monetary damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party. If the Parties cannot agree as to the application of Sections 7.1 and 7.2 to any particular Third-Party Claim, the Parties may conduct separate defenses of such Third-Party Claim. Each Party reserves the right to claim indemnity from the other in accordance with Sections 7.1 and 7.2 above upon resolution of the underlying claim, notwithstanding the provisions of this Section 7.3 requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit.

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7.4 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES OR LOSS OF PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 7.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 7.1 OR 7.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 8.

7.5 Insurance. Licensee shall procure and maintain insurance, including product liability insurance if applicable, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times. It is understood that such insurance shall not be construed to create a limit of Licensee’s liabilities under this Agreement, including with respect to its indemnification obligations under this Article 7. Licensee shall provide Licensor with written evidence of such insurance upon request, and shall provide Licensor with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance.

ARTICLE 8

CONFIDENTIALITY

8.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the Term and for a period of [***] years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party pursuant to this Agreement. The foregoing confidentiality and non- use obligations shall not apply to any portion of the Confidential Information that the receiving Party can demonstrate by competent written proof:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) is subsequently disclosed to the receiving Party by a Third Party who has a legal right to make such disclosure; or

(e) is subsequently independently discovered or developed by the receiving Party without the aid, application, or use of the disclosing Party’s Confidential Information, as evidenced by a contemporaneous writing.

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8.2 Authorized Disclosure. Notwithstanding the obligations set forth in Section 8.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

(a) such disclosure: (i) is reasonably necessary for the filing or prosecuting patent rights as contemplated by this Agreement; or (ii) is reasonably necessary for the prosecuting or defending litigation as contemplated by this Agreement; or

(b) such disclosure is reasonably necessary: (i) to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to the receiving Party, provided that in each such case on the condition that such directors, attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with those contained in this Agreement; or (ii) to actual or potential investors, acquirors, licensors, licensees, collaborators or other business partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, license or collaboration; provided that in each such case on the condition that such disclosees are bound by confidentiality and non-use obligations consistent with those contained in the Agreement;

(c) such disclosure is required by judicial or administrative process, provided that in such event such Party shall promptly inform the other Party such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Article 8, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information.

8.3 Scientific Publication. Except to the extent required by applicable Laws, Licensee shall not publish any peer-reviewed manuscripts, or give other forms of public disclosure such as abstracts and presentations, relating to the Licensed Technology or Licensed Virus, without Licensor’s review and approval. Licensee shall deliver to Licensor for review and approval the draft of any proposed scientific publication or presentation relating to the Licensed Technology or Licensed Virus at least [***] days before its intended submission for publication. Licensor shall have the right to require modifications of the proposed publication or presentation to protect Licensor’s Confidential Information. Licensor may also delay the submission of the proposed publication or presentation for an additional [***] days as may be reasonably necessary to seek patent protection for the information disclosed in such proposed publication or presentation. Licensee agrees to acknowledge the contribution of Licensor and its employees in all scientific publication as scientifically appropriate.

8.4 Publicity.

(a) The Parties have agreed on language of a joint press release announcing this Agreement, which is attached hereto as Exhibit C, to be issued by the Parties promptly after the Effective Date. Subject to the rest of this Section 8.4, except for such initial joint press release, no disclosure of the terms of this Agreement may be made by either Party, and no Party shall use the

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name, trademark, trade name or logo of the other Party, its affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Law.

(b) A Party may disclose this Agreement and its terms in securities filings with the Securities Exchange Commission or equivalent foreign agency (the “SEC”) to the extent required by Law after complying with the procedure set forth in this Section 8.4. In such event, the Party seeking such disclosure will prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no less than [***] days after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines proscribed by applicable SEC regulations. The Party seeking such disclosure shall exercise Commercially Reasonable Efforts to obtain confidential treatment of the Agreement from the SEC as represented by the redacted version reviewed by the other Party.

(c) Each Party acknowledges that the other Party may be legally required to make public disclosures (including in filings with the SEC) of certain material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by Law, provided that the Party seeking such disclosure first provides the other Party a copy of the proposed disclosure, and provided further that (except to the extent that the Party seeking disclosure is required to disclose such information to comply with applicable Laws) if the other Party demonstrates to the reasonable satisfaction of the Party seeking disclosure, within [***] business days of such Party’s providing the copy, that the public disclosure of previously undisclosed information will materially adversely affect the development and/or commercialization of the Licensed Technology, Licensed Virus or Product, the Party seeking disclosure will remove from the disclosure such specific previously undisclosed information as the other Party shall reasonably request to be removed.

8.5 Equitable Relief. Each Party acknowledges that a breach of this Article 8 cannot reasonably or adequately be compensated in damages in an action at law and that such a breach shall cause the other Party irreparable injury and damage. By reason thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein.

8.6 Attorney-Client Privilege. Neither Party is waiving, nor shall be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges or the like as a result of disclosing its Confidential Information to the other Party under this Agreement, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties: (a) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (b) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that, after the Effective Date, both Parties shall have the right to assert such protections and privileges.

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ARTICLE 9

TERM AND TERMINATION

9.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 9 or Section 4.1, above, shall remain in effect, on a country-by-country basis until the expiration of the Royalty Term in such country (the “Term”). Upon the expiration (but not earlier termination) of this Agreement in a particular country, the license granted to Licensee under the Licensed Technology in such country shall continue and become perpetual and irrevocable.

9.2 Termination for Convenience. Licensee may terminate this Agreement in its entirety for convenience upon [***] days advance written notice to Licensor.

9.3 Termination for Breach. Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party, if the other Party materially breaches its material obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach within [***] days from the date of such notice.

9.4 Termination for Bankruptcy.

(a) Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party, if the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of substantially all of its assets, or if such other Party proposes a written agreement of composition or extension of substantially all of its debts, or if such other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within [***] calendar days after the filing thereof, or if such other Party shall propose or be a party to any dissolution or liquidation, or if such other Party shall make an assignment of substantially all of its assets for the benefit of creditors.

(b) All licenses granted by a Party to the other Party under this Agreement are and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, United States Code or foreign equivalent laws (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101 of the Bankruptcy Code. Each Party, as the licensee, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Upon the bankruptcy of a Party (as the licensor), the other Party (as the licensee) shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, shall be promptly delivered to such other Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

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9.5 Termination for Patent Challenge. Except to the extent the following is unenforceable under the Laws of a particular jurisdiction, Licensor may terminate this Agreement immediately upon written notice to Licensee, if Licensee, either by itself or in association with any other person or entity, commences any legal or administrative action or proceeding challenging the validity, patentability, enforceability or scope of any Licensed Patents.

9.6 Effect of Termination.

(a) Termination of License. Upon any termination of this Agreement for any reason, the licenses granted by Licensor to Licensee under this Agreement shall terminate. For clarity, the license granted by Licensee to Licensor under Section 2.3 outside the Field shall continue.

(b) Product Reversion.

(i) Reversion License. Licensee shall and hereby does grant to Licensor, effective only upon termination of this Agreement, an exclusive, sublicensable license under Licensee Product IP to research, develop, make, have made, use, sell, offer for sale, have sold, import and otherwise commercialize the Product in the Field in the Territory, which license shall be fully paid and royalty free unless this Agreement is terminated by Licensee for Licensor’s uncured material breach pursuant to Section 9.3, in which case this license shall be royalty bearing at a flat royalty rate of [***].

(ii) Regulatory Materials; Data. Licensee shall promptly transfer and assign to Licensor, at no cost to Licensor, all Regulatory Materials and Regulatory Approvals for the Product. Licensee shall also transfer and assign to Licensor all data from non-clinical and clinical studies conducted by or on behalf of Licensee, its Affiliates or sublicensees on the Product, and all pharmacovigilance data (including all adverse event databases) on the Product.

(iii) Trademarks. Licensee shall transfer and assign to Licensor, at no cost to Licensor, all trademarks and trade names that have been used, or were intended to be used, in connection with the commercialization of the Product (excluding any such marks that include, in whole or part, any corporate name or logos of Licensee or its Affiliates).

(iv) Product Inventory. Licensor shall have the right to purchase from Licensee all or part of the inventory of the Licensed Virus and Product held by Licensee as of the effective date of termination at a price equal to the price paid by Licensee to procure such Licensed Virus or Product from Licensor under Section 3.7.

(v) Transition Assistance. Licensee shall reasonably cooperate with Licensor to facilitate orderly transition of the development and commercialization of the Product to Licensor, including (A) assigning or amending as appropriate, upon request of Licensor, any agreements or arrangements with Third Party vendors to develop, promote, distribute, sell or otherwise commercialize the Product or, to the extent any such Third Party agreement or arrangement is not assignable to Licensor, reasonably cooperating with Licensor to arrange to continue to provide such services for a reasonable time after termination; (B) to the extent that Licensee or its Affiliate is performing any activities described above in (A), reasonably cooperating with Licensor to transfer such activities to Licensor and continuing to perform such activities on Licensor’s behalf for a reasonable time after termination until such transfer is completed.

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(vi) Ongoing Clinical Trial. If at the time of such termination, Licensee is conducting any clinical trials for the Product, then, at Licensor’s election on a trial-by-trial basis: (A) Licensee shall fully cooperate with Licensor to transfer the conduct of all such clinical trials to Licensor and Licensor shall assume any and all liability for such clinical trials after the effective date of such termination; or (B) Licensee shall, at its expense, orderly wind down the conduct of any such clinical trial which is not assumed by Licensor under clause (A).

(c) Return of Confidential Information. Each Party shall promptly return to the other Party all Confidential Information of such other Party.

9.7 Survival. Expiration or termination of this Agreement shall not affect the rights or obligations of the Parties under this Agreement that have accrued prior to the date of expiration or termination. Without limiting the foregoing, the following provisions shall survive any expiration or termination of this Agreement: Sections 2.3, 4.9, 5.1, 6.3, 9.6, 9.7 and 9.8, Articles 7, 8, 10 and 11.

9.8 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein. For clarity, if this Agreement is terminated pursuant to Section 4.1, Licensee shall have no obligation to pay the upfront payment.

ARTICLE 10

DISPUTE RESOLUTION

10.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 10 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

10.2 Internal Resolution. With respect to all disputes arising between the Parties under this Agreement, including, without limitation, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within [***] days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Chief Executive Officers of the Parties for attempted resolution by good faith negotiations within [***] days after such notice is received.

10.3 Binding Arbitration. If the Chief Executive Officers of the Parties are not able to resolve such disputed matter within [***] days and either Party wishes to pursue the matter, each such dispute, controversy or claim that is not an Excluded Claim (defined in Section 10.4 below) shall be finally resolved by binding arbitration administered by [***], and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The Parties agree that:

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(a) The arbitration shall be conducted by a single arbitrator jointly selected by the Parties. If the Parties are unable or fail to agree upon the arbitrator within [***] days after the initiation of the arbitration, the arbitrator shall be appointed by [***]. The place of arbitration shall be [***], and all proceedings and communications shall be in English.

(b) Either Party may apply to the arbitrator for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damage. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrator’s fees and any administrative fees of arbitration regardless of the outcome of such arbitration.

(c) Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor the arbitrator may disclose the existence, content, or results of the arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable California statute of limitations.

10.4 Excluded Claim. As used in Section 10.3, the term “Excluded Claim” shall mean any dispute, controversy or claim that concerns (a) the scope, validity, enforceability, inventorship or infringement of a patent, patent application, trademark or copyright; or (b) any antitrust, anti- monopoly or competition law or regulation, whether or not statutory. Excluded Claims shall be determined by a court of competent jurisdiction.

ARTICLE 11

MISCELLANEOUS

11.1 Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

11.2 Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues, and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this

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Agreement, force majeure shall include conditions beyond the reasonable control of the nonperforming Party, including without limitation, an act of God or terrorism, involuntary compliance with any regulation, law or order of any government, war, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. If a force majeure persists for more than ninety (90) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

11.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 11.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) five (5) business days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Licensor:	Genelux Corporation
2625 Townsgate Road
Suite 230
Westlake Village, CA 91361
Attention: Thomas D. Zindrick, J.D.

If to Licensee:	ELIAS Animal Health, LLC
Suite 700
10900 S. Clay Blair Blvd
Olathe, Kansas 66061
Attention: Tammie Wahaus
Fax: 913.492.2243

11.4 No Strict Construction; Headings. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

11.5 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to an affiliate or to a successor to substantially all of the business of such Party to which this Agreement relates (whether by merger, sale of stock, sale of assets or other transaction). Any permitted successor or assignee of rights and/or obligations hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 11.5 shall be null, void and of no legal effect.

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11.6 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.7 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

11.8 No Benefit to Third Parties. Except as provided in Article 9 (Indemnity), covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns and they shall not be construed as conferring any rights or enforceable by on any other Persons.

11.9 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

11.10 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

11.11 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

11.12 English Language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. To the extent this Agreement requires a Party to provide to the other Party Information, correspondence, notice and/or other documentation, such Party shall provide such Information, correspondence, notice and/or other documentation in the English language.

11.13 Governing Law. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of Delaware, without giving effect to any choice of law principles that would require the application of the laws of a different state.

11.14 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{SIGNATURE PAGE FOLLOWS}

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FINAL	Confidential

IN WITNESS WHEREOF, the Parties have executed this License Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

Genelux Corporation By: /s/ Thomas D. Zindrick Name: Thomas D. Zindrick Title: President & CEO	Elias Animal Health, LLC By: /s/ Tammie Wahaus Name: Tammie Wahaus Title: Managing Member & CEO

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List of Exhibits:

Exhibit A:	Licensed Patents
Exhibit B:	Licensed Virus
Exhibit C:	Joint Press Release

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EXHIBIT A: LICENSED PATENTS

[***]

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EXHIBIT B: EXCLUDED VIRUS

[***]

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Exhibit C: Press Release

Genelux Announces Exclusive Out-Licensing Agreement with ELIAS Animal Health for V- VET1, a Proprietary Oncolytic Vaccinia Virus Treatment for Pets with Various Cancers

•	V-VET1, a clinical-stage animal health-specific product candidate, is a vaccinia viral strain which selectively replicates in cancer cells causing cell death (apoptosis)

•	Terms of the agreement grant ELIAS the worldwide right to development and commercialization of V-VET1 for the diagnosis, prevention and treatment of cancer in veterinary medicine

WESTLAKE VILLAGE, Calif., Nov. 9, 2021 /PRNewswire/ — Genelux Corporation, a clinical- stage immunotherapy company, today announced an exclusive worldwide licensing agreement for V-VET1, its clinical stage animal health product candidate, with ELIAS Animal Health, a biotechnology company advancing its novel T cell-based immunotherapies for the treatment of cancer in veterinary medicine. V-VET1 is a vaccinia viral strain which selectively replicates in cancer cells causing cell death (apoptosis).

ELIAS Animal Health plans future clinical trials to evaluate and develop V-VET1 as a potential new immunotherapy option for veterinary oncologists. Under the terms of the agreement, Genelux will receive an upfront payment, development and sales milestones, and royalties on product sales.

Genelux conducted a Phase 1 study in which V-VET1 was administered to canines with several different types of cancer, including mast cell tumors, osteosarcoma, soft tissue sarcoma, anal gland carcinoma and T-cell lymphoma. No maximum tolerated dose was reached in this dose- escalation trial and dogs tolerated their infusions well. Evidence of antitumor responses and of disease control were observed.

Cancer is the leading cause of death for dogs and the number one pet health concern for dog owners in the United States. In addition to surgery, currently available canine cancer treatment typically provides limited survival benefit. The National Cancer Institute’s Center for Cancer Research Comparative Oncology Program has reported that as many as six million pet dogs and six million pet cats are diagnosed with cancer annually in the United States.

“We are excited to be working with ELIAS Animal Health to advance V-VET1 for the treatment of dogs and other non-human animals with various cancers,” said Thomas Zindrick, J.D., President and CEO of Genelux. “Unfortunately, few veterinary-only drugs currently exist to treat companion animals with cancer. ELIAS is doing tremendous work to advance novel treatments for animal health, including cutting-edge adoptive T cell therapy combined with surgery and radiotherapy, and we are proud to partner with them.”

“We are thrilled to announce our exclusive license for V-VET1 to help veterinarians treat the many pets who are diagnosed with cancer every year,” said Tammie Wahaus, CEO of ELIAS

35 W. 35th Street, 11th Floor | New York, NY 10001 | 212 827 0020 | www.tiberend.com

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Exhibit C: Press Release

Animal Health. “This therapeutic showed promising data in the Phase 1 study, and we look forward to expanding our portfolio to broaden the cancer treatment options available in veterinary medicine.”

About Elias Animal Health

Based in Olathe, Kan., Elias Animal Health is a medical biotechnology company advancing its novel targeted T cell-based immunotherapies for the treatment of canine cancers. The Elias cancer immunotherapy is being distributed to veterinarians commercially under 9 CFR 103.3 as an experimental autologous prescription product for the treatment of canine osteosarcoma. The company’s novel therapeutic approach offers the promise of improved clinical outcomes and the potential for fundamentally changing the way cancer is treated. For more information, visit www.eliasanimalhealth.com.

About Genelux Corporation

Genelux is a clinical-stage biopharmaceutical company focused on developing a pipeline of next- generation oncolytic immunotherapies for patients suffering from aggressive and/or difficult-to- treat solid tumor types. The Company’s most advanced product candidate, Olvi-Vec (olvimulogene nanivacirepvec), is a proprietary, modified strain of the vaccinia virus (VACV), a stable DNA virus with a large engineering capacity. The core of Genelux’s discovery and development efforts revolves around the company’s proprietary CHOICE™ platform from which the Company has developed an extensive library of isolated and engineered oncolytic vaccinia virus immunotherapeutic product candidates, including Olvi-Vec. For more information, please visit www.genelux.com.

Contacts

Genelux Corporation

info@genelux.com

Tiberend Strategic Advisors, Inc.

Lisa Sher (Investors)

lsher@tiberend.com

David Schemelia (Media)

dschemelia@tiberend.com

35 W. 35th Street, 11th Floor | New York, NY 10001 | 212 827 0020 | www.tiberend.com

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